Exhibit 2.2

EXECUTION VERSION

TENDER AND VOTING AGREEMENT

TENDER AND VOTING AGREEMENT (this “Agreement”), dated as of September 24, 2012 between Sidewinder Drilling Inc., a Delaware corporation (“Parent”), and Union Drilling Company LLC, a Delaware limited liability company (“Stockholder”).

WHEREAS, Parent, Fastball Acquisition Inc., a Delaware corporation (“Merger Subsidiary”), and Union Drilling, Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides for, among other things, (i) an offer by Merger Subsidiary (the “Offer”) to purchase the outstanding shares of common stock, par value $0.01 per share, of the Company (the “Shares”) at a price of $6.50 per Share (such amount or any different amount per Share that may be paid pursuant to the Offer, the “Offer Price”) and (ii) the merger of Merger Subsidiary with and into the Company (the “Merger”) pursuant to which each outstanding Share will be converted into the right to receive the Offer Price; and

WHEREAS, as an inducement to and condition of Parent’s and Merger Subsidiary’s willingness to enter into the Merger Agreement, Stockholder has agreed to enter into this Agreement and tender and vote the Shares of the Company that Stockholder beneficially owns set forth on Appendix I (the “Covered Shares”) and any after-acquired Shares as described herein.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
Agreement to Tender; Voting Agreement

Section 1.01.  Agreement to Tender.  Unless Parent shall otherwise request, Stockholder shall tender or cause to be tendered (and shall not withdraw or permit the withdrawal of), pursuant to and in accordance with the terms of the Offer, each Covered Share in consideration for the Offer Price.  Within 10 days following the Offer Commencement Date, Stockholder shall (i) deliver to the depositary designated in the Offer (x) a letter of transmittal with respect to the Covered Shares complying with the terms of the Offer, (y) any certificates representing the Covered Shares and (z) all other documents or instruments required to be delivered pursuant to the terms of the Offer and/or (ii) cause Stockholder’s broker or such other person who is the holder of record of any Covered Shares beneficially owned by Stockholder to promptly tender the Covered Shares for exchange in the Offer pursuant to and in accordance with the terms and conditions of the Offer.  Prior to the termination of the Merger

Agreement, Stockholder shall not tender the Covered Shares into any exchange or tender offer commenced by a Third Party.

Section 1.02  Agreement To Vote Covered Shares.

(a)      At every meeting of stockholders of the Company called, and at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of Company, Stockholder (solely in Stockholder’s capacity as such, and not in any other capacity such as an officer or director) shall, or shall cause the holder of record on any applicable record date to appear at such meeting or otherwise cause all of the Covered Shares to be counted for purposes of calculating a quorum, and vote (or, if applicable, deliver a written consent covering) the Covered Shares in favor of (i) the adoption of the Merger Agreement and the other transactions contemplated by the Merger Agreement and (ii) any other matter that must be approved by the stockholders of the Company in order for the transactions contemplated by the Merger Agreement to be timely consummated, including the election to the Board of Directors of any person designated by Parent or Merger Subsidiary in accordance with Section 2.03 of the Merger Agreement.  Stockholder further agrees and hereby covenants to take all actions necessary, appropriate or desirable under the shareholders’ agreement by and between the Company and certain direct and indirect shareholders named therein dated as of October 2005, as amended (the “Shareholders’ Agreement”), including amending the Shareholders’ Agreement, obtaining any necessary consents or waivers pursuant to the Shareholders’ Agreement, and any other actions requested by Parent, to effect the right of Merger Subsidiary under Section 2.03 of the Merger Agreement to appoint at least a majority of the Board of Directors.

(b)      Stockholder agrees that it will not vote any Covered Shares in favor of, or consent to, and will vote against and not consent to, the approval of any (i) Acquisition Proposal, (ii) reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company, (iii) action that would frustrate the purposes of, or prevent, impede or delay the transactions contemplated by the Merger Agreement or this Agreement, (iv) action or Contract that would result in a breach of any covenant, representation or warranty or any other obligation of the Company contained in the Merger Agreement, or of Stockholder contained in this Agreement or (v) other matter in furtherance of any of the foregoing matters.

(c)      The obligations of Stockholder specified in this Section 1.02 shall apply whether or not the Offer, the Merger or any other action described above is recommended by the Board of Directors or any committee thereof.

Section 1.03  Revocation of Proxies.

(a)      Stockholder revokes all proxies and powers of attorney with respect to all of the Covered Shares that may have heretofore been appointed or granted with respect to any matters covered by Section 1.02, and no subsequent proxy (whether revocable or irrevocable) or power of attorney shall be given by Stockholder, except as required by any letter of transmittal in connection with the Offer.

ARTICLE 2
Representations and Warranties of Stockholder

Stockholder represents and warrants to Parent that:

Section 2.01.  Organization.  Stockholder is duly organized, validly existing and in good standing under the laws of Delaware.

Section 2.02.  Authorization.  The execution, delivery and performance by Stockholder of this Agreement and the consummation by Stockholder of the transactions contemplated hereby are within the powers of Stockholder and have been duly authorized by all necessary action.  This Agreement has been duly and validly executed and delivered by Stockholder.  This Agreement constitutes a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms (subject to the Enforceability Exceptions).

Section 2.03.  Non-Contravention.  The execution, delivery and performance by Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the amended and restated limited liability company agreement of Stockholder dated May 31, 2001, (ii) violate any Applicable Law or Order to which Stockholder is subject, (iii) require any Consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Stockholder is entitled under any provision of any Contract or other instrument binding on Stockholder or (iv) result in the imposition of any Lien on any Covered Shares.

Section 2.04.  Ownership of Covered Shares.  Stockholder is as of the date hereof, and at all times during the term of this Agreement will be, the beneficial owner of the Covered Shares, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Covered Shares) other than those created by this Agreement.  Stockholder has full voting power, and full power of disposition, with respect to the Covered Shares, and full power to agree to all of the matters set forth in this Agreement.  Other than the Shareholders’ Agreement, none of the Covered Shares is subject to any voting trust or other Contract with respect to the voting of such Covered Shares.

Section 2.05.  Total Covered Shares.  Except for the Covered Shares, as of the date hereof, Stockholder does not beneficially own any (a) shares of capital stock or voting securities of the Company, (b) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (c) options, warrants or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

Section 2.06.   No Litigation.  As of the date hereof, there is no Proceeding pending or, to the knowledge of Stockholder, threatened against or affecting Stockholder or its assets or property, at law or in equity, before or by any Governmental Authority or any other Person that would reasonably be expected to impair the ability of Stockholder to perform its obligations hereunder or consummate the transactions contemplated hereby.  As of the date hereof, Stockholder is not subject to any outstanding Order that would reasonably be expected to impair the ability of Stockholder to perform its obligations hereunder or consummate the transactions contemplated hereby.

Section 2.07.   Reliance.  Stockholder understands and acknowledges that Parent and Merger Subsidiary are entering into the Merger Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement.

Section 2.08.  Finder’s Fees.  No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Merger Subsidiary, or the Company in respect of this Agreement based upon any Contract made by or on behalf of Stockholder.

Section 2.09.  Shareholders’ Agreement.  No provision in the Shareholders’ Agreement interferes with the consummation of the Offer, this Agreement or the Merger Agreement, or the transactions contemplated hereby or thereby, or with the ability of Merger Subsidiary under Section 2.03 of the Merger Agreement to appoint at least a majority of the Board of Directors.

ARTICLE 3
Representations and Warranties of Parent

Parent represents and warrants to Stockholder:

Section 3.01.  Corporation Authorization.  The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within the corporate powers of Parent and have been duly authorized by all necessary corporate action.  This Agreement constitutes a valid and binding agreement of Parent.

ARTICLE 4
Covenants of Stockholder

Stockholder hereby covenants and agrees that:

Section 4.01.  No Proxies for, Transfers of or Encumbrances on Covered Shares.  Except pursuant to the terms of this Agreement or the Merger Agreement, Stockholder shall not, without the prior written consent of Parent, directly or indirectly, (a) grant any proxies or enter into any voting trust, voting agreement or other Contract with respect to the voting of any Covered Shares, (b) sell, assign, transfer, pledge, encumber or otherwise dispose of, or enter into any Contract, option or other arrangement or understanding or with respect to the direct or indirect sale, assignment, transfer, pledge, encumbrance or other disposition of, any Covered Shares during the term of this Agreement, (c) take any action that would reasonably be expected to cause any representation, warranty or covenant of Stockholder contained in this Agreement to be breached or otherwise to become untrue or incorrect, in each case, in any material respect, or would reasonably be expected to have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement, or (d) commit or agree to take any of the foregoing actions.  Stockholder shall not seek or solicit any such sale, assignment, transfer, encumbrance or other disposition or any such Contract or option.

Section 4.02.  Other Offers.

(a)      Stockholder agrees that it shall not, and shall cause its Affiliates and Representatives not to, directly or indirectly, take any action that the Company is prohibited from taking under Section 7.03(a) of the Merger Agreement. Subject to the immediately preceding sentence, Stockholder shall, and shall cause its Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Person and its Representatives with respect to any Acquisition Proposal.

(b)      Stockholder shall notify Parent promptly (but in no event later than 24 hours) after receipt by Stockholder (or any of its Representatives) of any Acquisition Proposal (including of the material terms and conditions thereof) or any request for information relating to the Company or for access to the business, properties, assets, books or records of the Company by any Third Party that may be considering making, or has made, an Acquisition Proposal.  Stockholder shall provide such notice orally and in writing and shall identify the Third Party making any such Acquisition Proposal or request.  Stockholder shall keep Parent reasonably informed of the status and material details of any such Acquisition Proposal or request.

Section 4.03   Additional Shares.  Stockholder hereby agrees, during the term of this Agreement, to promptly (within two days) notify Parent and Merger Subsidiary of any new Shares of the Company acquired by Stockholder, if any, after the date of this Agreement.  Any such Shares, at Parent’s option, shall be subject to the terms of this Agreement and be deemed to be “Covered Shares” as though owned by Stockholder on the date of this Agreement.  In the event of a stock split, stock dividend or distribution, or any change in the Shares by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, the term “Covered Shares” shall be deemed to refer to and include such Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such Shares may be changed or exchanged or which are received in such transaction.

Section 4.04  Documentation and Information.  Stockholder (i) consents to and authorizes the publication and disclosure by Parent and Merger Subsidiary of their identities and holdings of the Covered Shares, and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement, in any press release, the Offer Documents or any other disclosure document required in connection with the Offer, the Merger or any transactions contemplated by the Merger Agreement, and (ii) agrees as promptly as practicable to give to Parent and Merger Subsidiary any information reasonably related to the foregoing as either may reasonably require for the preparation of any such disclosure documents. As promptly as practicable, Stockholder shall notify Parent and Merger Subsidiary of any required corrections with respect to any written information supplied by Stockholder specifically for use in any such disclosure document, if and to the extent Stockholder becomes aware that any have become false or misleading in any material respect.

Section 4.05   Appraisal Rights.  Stockholder (i) waives and agrees not to exercise any rights (including under Section 262 of Delaware Law) to demand appraisal of the Covered Shares, which may arise with respect to the Merger and (ii) agrees not to commence or join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Subsidiary, the Company or any of their respective successors (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (y) alleging a breach of any fiduciary duty of any Person in connection with the negotiation and entry into the Merger Agreement.

ARTICLE 5
Miscellaneous

Section 5.01.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given,

if to Parent, to:

Sidewinder Drilling Inc.
952 Echo Lane, Suite 460
Houston, TX 77024
Attention: Jon Cole
Facsimile No.:	713-800-7416
E-mail:	jcole@sidewinderdrilling.com

with a copy to:

Vinson & Elkins LLP
2500 First City Tower
1001 Fannin
Houston, Texas 77002
Attention:	Keith R. Fullenweider
Stephen M. Gill
Facsimile No.:	(713) 615-5956
E-mail:	kfullenweider@velaw.com sgill@velaw.com

if to Stockholder, to:

Union Drilling Company LLC
c/o Metalmark Management LLC
1177 Avenue of the Americas, 40th Floor
New York, NY 10036
Facsimile No.:	(212) 823-1949
E-mail:	greg.myers.@metalmarkcapital.com

with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:	John A. Bick
William Aaronson
Facsimile No.:	(212) 701-5800
E-mail:	john.bick@davispolk.com william.aaronson@davispolk.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received on the next succeeding business day in the place of receipt.

Section 5.02.  Other Definitional and Interpretative Provisions.  Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

Section 5.03.  Further Assurances.  Parent and Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or advisable, to consummate and make effective the transactions contemplated by this Agreement.

Section 5.04.  Amendments.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective.

Section 5.05.  Termination.  This Agreement shall terminate and be of no further force or effect whatsoever upon the earliest to occur of the Effective Time and the valid termination of the Merger Agreement in accordance with its terms; provided that the provisions of Article 5 will survive any such termination.  No such termination shall relieve any party of any liability for willful breach prior to such termination.

Section 5.06.  Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 5.07.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Parent may transfer or assign its rights and obligations to any of its Affiliates.

Section 5.08.  Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

Section 5.09.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 5.10.  Severability.  If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 5.11.  Specific Performance; Jurisdiction.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof or were otherwise breached.  Accordingly, each party shall be entitled to specific performance of the terms hereof and injunctive and other equitable in addition to any other remedy to which they are entitled at law or in equity.  The parties agree that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.11.  The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5.01 (except for notice by e-mail) shall be deemed effective service of process on such party.

Section 5.12.  Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY CONTROVERSY INVOLVING ANY AFFILIATE OR REPRESENTATIVE OF PARENT UNDER THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.12.

Section 5.13.  No Ownership Interest.  All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to Stockholder, and Parent, except as otherwise specifically provided herein, shall have no authority to exercise any power or authority to direct Stockholder in the voting of any of the Covered Shares or in the performance of Stockholder’s duties or responsibilities as a stockholder of the Company.

Section 5.14.  Capitalized Terms.  Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

Section 5.15.  No Third Party Beneficiaries. There are no third party beneficiaries having rights under or with respect to this Agreement.  This Agreement is not intended to grant and does not grant rights or remedies to any Person other than the parties to this Agreement.  The representations and warranties set forth herein and the covenants set forth herein have been made solely for the benefit of the parties to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SIDEWINDER DRILLING INC.

By:	/s/ Jon Cole
	Name:	Jon Cole
	Title:	Chairman and Chief Executive Officer

UNION DRILLING COMPANY LLC

By:	/s/ Gregory D. Myers
	Name:	Gregory D. Myers
	Title:	Authorized Person

Signature Page to Tender and Voting Agreement